Issuer Free Writing Prospectus dated October 7, 2013

Filed Pursuant to Rule 433

Relating to the Preliminary Prospectus dated October 4, 2013 and

Registration Statement No. 333-191575

This information shall not be published or distributed in Australia, Canada, Japan and any other countries where the distribution of such information is restricted by the laws.

7 October 2013

For the purposes of compliance with Article 82 of the Securities Market Law (Ley 24/1988, de 28 de julio, del Mercado de Valores), and corresponding provisions, Abengoa, S.A. (“Abengoa” or the “Company”) hereby informs the National Securities Market Commission (Comisión Nacional del Mercado de Valores), for public release, the following

Significant Event

In relation with the significant event notice submitted by the Company on this same date regarding the beginning of the process aimed at carrying out an increase of Abengoa’s share capital through the issuance and distribution of new class B shares of the Company with charge to cash contributions (hereinafter, the “Capital Increase”), it is hereby informed that Abengoa’s majority shareholder “Inversión Corporativa I.C., S.A.” has expressed to the Company its intention to present an offer for the subscription of new class B shares issued, if appropriate, under the Capital Increase which represent sixty three million euros (63,000,000€) at the price or issue rate set forth in the Capital Increase.

Miguel Ángel Jiménez-Velasco Mazarío

Secretary General

Important Notice

The information contained herein is not for publication or distribution, directly or indirectly, in any jurisdiction where distribution of such information is restricted by law an does not constitute an offer to sell, or solicitation of an offer to buy, securities.

The Company has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this Capital Increase. You may get these documents for free by mail from the offices of Citigroup, Attention: Prospectus Department, Citigroup, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 (Tel: 800-831-9146), or HSBC, Attention: Prospectus Department, HSBC Securities (USA) Inc., 452 Fifth Avenue. New York, NY 10018 (Tel: 877-429-7459); or by emailing a request to ny.equity.syndicate@us.hsbc.com. The preliminary prospectus contained within the registration statement is available at the following active hyperlink: http://www.sec.gov/Archives/edgar/data/1161785/000104746913009517/a2216882zf-1.htm

The Underwriters are acting on behalf of the company and no one else in connection with the Capital Increase and will not be responsible to any other person for providing the protections afforded to clients of the Underwriters or for providing advice in relation to the Capital Increase.

This notice and any other documents or materials relating to the Capital Increase is for distribution within the United Kingdom only to persons who (i) have professional experience in matters relating to investments falling within article 19(5) of the financial services and markets act 2000 (the “FSMA”) (financial promotion) order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within article 49(2)(a) to (d) (“high net worth companies, unincorporated associations, etc.”) of the financial promotion order; or (iii) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) in connection with the Capital Increase may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “Relevant Persons”). This notice and any other documents or materials relating to the Capital Increase is directed only at Relevant Persons and must not be acted on or relied on by persons who are not Relevant Persons. Any investment or investment activity to which this notice and any other documents or materials relating to the Capital Increase relates is available only to Relevant Persons and will be engaged in only with Relevant Persons.